EXHIBIT 14.1


                      PERFORMANCE HEALTH TECHNOLOGIES, INC.

            CODE OF ETHICS APPLICABLE TO THE CHIEF EXECUTIVE OFFICER,
                 CHIEF FINANCIAL OFFICER AND FINANCIAL OFFICERS

                           EFFECTIVE NOVEMBER 9, 2006


I.       INTRODUCTION

         Performance Health Technologies, Inc. ("PHT") requires ethical conduct in the financial management of PHT. The Chief Executive Officer, Chief Financial Officer, Controller, Treasurer, financial and accounting managers, and all other employees performing similar functions for PHT ("Covered Officers") hold important roles in PHT's corporate governance and are uniquely positioned and empowered to ensure that PHT's, and its stockholders', interests are appropriately balanced, protected and preserved. This Code of Ethics provides principles and standards of conduct that these Covered Officers must adhere to and advocate in order to promote the following objectives:

         o     Honest and ethical conduct.

         o Avoidance of conflicts of interest between personal and professional relationships.

         o Full, fair, accurate, timely and understandable disclosure in Securities and Exchange Commission reports and other public communications.

         o     Compliance with governmental laws, rules and regulations.

         o     Prompt internal reporting of violations of this Code of Ethics.

         o     Accountability for compliance with this Code of Ethics.

II.      STANDARDS OF CONDUCT

         PHT expects each of the Covered Officers to:

         o     Understand and comply with this Code of Ethics.

         o Formally and promptly communicate any violation of this Code of Ethics of which you become aware to appropriate senior management, or in the case of the Chief Executive Officer, to outside legal counsel of PHT.

         o Act at all times with honesty, integrity and independence, avoiding actual or apparent conflicts of interest in personal and professional relationships.


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         o     Discuss with the appropriate senior management, or, in the case of the Chief Executive Officer, with outside legal counsel, in advance any transaction that reasonably could be expected to give rise to a conflict of interest.

         o Report any actual or potential conflict of interest involving yourself or others of which you become aware to appropriate senior management, or, in the case of the Chief Executive Officer, to outside legal counsel.

         o Make and keep reasonably detailed books, records and accounts which present fairly and accurately the transactions and disposition of assets of PHT.

         o Do not cause or knowingly permit to exist false or misleading books, records or accounts or tamper with or destroy any book, record or document with the intent to obstruct an audit, review or investigation or knowingly permit such to occur.

         o Provide fair, accurate, complete, objective, timely and understandable financial and non-financial disclosures in internal reports of PHT as well as documents filed or submitted to the Securities and Exchange Commission, any other government agency or self-regulatory organization, or used in public communications.

         o     Actively participate in the disclosure process.

         o Comply with all applicable laws, rules and regulations of federal, state and local governments, the Securities and Exchange Commission, and any other exchanges on which PHT's stock is listed, and other appropriate private and public regulatory agencies.

         o If the Chief Executive Officer or Chief Financial Officer, review PHT's annual and quarterly reports before certifying and filing them with the Securities and Exchange Commission.

         o Act in good faith, responsibly, with due care, competence, diligence, and without knowingly misrepresenting material facts or otherwise dealing unfairly.

         o Protect and respect the confidentiality of information acquired in the course of work except when authorized or otherwise legally obligated to disclose. Do not use confidential information acquired in the course of work for personal advantage.

         o Responsibly use and control assets and other resources employed or entrusted to your supervision.

         o Comply with PHT's policies and procedures, including with respect to confidentiality of proprietary information, intellectual property, non-competition, use of PHT opportunities or assets, the environment, health and safety and insider trading or tipping.


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III.     ADHERENCE TO THE CODE OF ETHICS

         All Covered Officers are required to strictly comply with and adhere to the requirements set forth in this Code of Ethics. Any Covered Officer found to have violated this Code of Ethics, shall be subject to disciplinary measures including reprimand, suspension, dismissal or civil lawsuit. PHT will not allow retaliation against a Covered Officer for reporting, in good faith, a possible violation of this Code of Ethics.

         It is also the policy of PHT that each Covered Officer acknowledge and certify to the foregoing annually.

         The Board of Directors of PHT shall have the power to monitor and make determinations with respect to violations of this Code of Ethics.

IV.      DISCLOSURE OF MODIFICATIONS AND WAIVERS

         Any and all modifications or waivers of this Code of Ethics shall be made by the Board of Directors or designated committee thereof and disclosed within five business days after such modification or waiver on Form 8-K or PHT's website (provided that PHT has previously disclosed the website address in its Form 10-KSB along with a notice that it plans to use its website for this purpose).


                                  CERTIFICATION

         In my role as an executive officer of Performance Health Technologies, Inc., I certify that I have and will continue, to best of my knowledge and ability, to adhere to and advocate the foregoing principles, responsibilities and standards of conduct governing my professional and ethical conduct.


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                               Print Name:  ______________________________
                               Title:   ___________________________________
                               Date:    ___________________________________










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